As filed with the Securities and Exchange Commission on December 7, 2015

Registration No. 333-193841

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-193841

UNDER

THE SECURITIES ACT OF 1933

FREESCALE SEMICONDUCTOR, LTD.*

(Exact name of registrant as specified in its charter)

Bermuda	98-0522138
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6501 William Cannon Drive West

Austin, Texas 78735

Telephone: (512) 895-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jennifer B. Wuamett

Senior Vice President, General Counsel and Secretary

Freescale Semiconductor, Ltd.

6501 William Cannon Drive West

Austin, TX 78735

Telephone: (512) 895-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

(*)	As more specifically described in the Current Report on Form 8-K filed by Freescale Semiconductor, Ltd. on December 7, 2015, Freescale Semiconductor Holdings V, Inc. is the successor-in-interest to Freescale Semiconductor, Ltd.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment No. 1”) relates to the following Registration Statement of Freescale Semiconductor, Ltd. (the “Registrant”) on Form S-3 filed by the Registrant with the Securities and Exchange Commission:

•	Registration Statement No. 333-193841, pertaining to the registration of an indeterminate amount of the Registrant’s common shares, par value $0.01 per share.

On December 7, 2015, pursuant to that certain Agreement and Plan of Merger, dated as of March 1, 2015, by and among NXP Semiconductors N.V., a Dutch public limited liability company (“Parent”), Nimble Acquisition Limited, a Bermuda exempted limited liability company and indirect, wholly-owned subsidiary of Parent (“Merger Sub”) and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as the surviving corporation and as a wholly-owned, indirect subsidiary of Parent.

As a result of the Merger, the Registrant terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered under the Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all of its securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 7th day of December, 2015.

Freescale Semiconductor, Ltd.

By:	/s/ Jennifer B. Wuamett
Jennifer B. Wuamett
Senior Vice President, General Counsel and Secretary

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.